CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


         We consent to the reference to our firm under the captions "Financial Highlights" in the Prospectuses (Primary Shares and Navigator Class) and "The Funds' Independent Accountants/Auditors" and "Financial Statements" in the Statement of Additional Information and to the incorporation by reference in this Post-Effective Amendment Number 6 to Registration Statement Number 33-62174 (Form N-1A) of our report dated April 23, 1996, on the financial statements and financial highlights of the Legg Mason American Leading Companies Trust, a separate series of the Legg Mason Investors Trust, Inc., for the year ended March 31, 1996, included in the 1996 Annual Report to Shareholders.



                                                 /s/Ernst & Young LLP



Baltimore, Maryland
January 29, 1997